Exhibit 10.9

Celladon Corporation

11988 El Camino Real Suite 650

San Diego California 92130-3579

U.S.A.

Tel. 1.858.366.4081

Fax 1.858.964.0974

www.celladon.com

AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Employment Letter Agreement between CELLADON CORPORATION, a Delaware Corporation (the “Company”) and RYAN K. TAKEYA, an individual (the “Employee”) dated August 31, 2013, as amended on January 23, 2014 (the “Agreement”), is entered into and effective as of the 27th day of May, 2015.

WHEREAS, Company and Employee desire to amend the Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing premises and the covenants and promises contained in the Agreement as amended hereby, the Parties, intending to be bound, hereby agree that the following sections of the Agreement shall be amended as follows:

1.	Section 6(a)(i) is hereby amended and restated as follows:

“(i)

You shall receive severance pay equivalent to nine (9) months of your base salary in effect (ignoring any decrease that forms the basis for your resignation for Good Reason, if applicable) on the effective date of your Involuntary Termination, less standard deductions and withholdings, which shall be paid in a single lump sum cash payment within seven (7) business days after the effective date of the Release (as defined in Section 6(c) below). The “Severance Period” as referenced in other sections of this Agreement shall refer to the nine (9) month period following your Involuntary Termination; and”

2.	Section 6(c) is hereby amended and restated as follows:

“(c) Conditions for Severance Benefits. The severance benefits set forth in Sections 6(a) and 6(b) above are expressly conditioned upon: (i) your continuing to comply with your obligations under your Confidential Information Agreement (as defined in Section 8 below); and (ii) you signing and not revoking a general release of legal claims in the form attached hereto as EXHIBIT A or a substantially similar form provided that, for the avoidance of doubt, such form will include a commitment from you to comply with your continuing obligations under your Confidential Information Agreement, but will not include a noncompetition provision and will not include a release of any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the Company’s bylaws, or applicable law (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline (as defined in Section 7 below).”

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect. All initially capitalized terms not defined herein shall have the same meaning given to such terms in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized representatives effective as of the date set forth above.

ACCEPTED AND AGREED TO FOR:

CELLADON CORPORATION		RYAN K. TAKEYA
“Company”		“Employee”

By:	/s/ Krisztina M. Zsebo	By:	/s/ Ryan Takeya
Name:	Krisztina M. Zsebo, Ph.D.	Name:	Ryan K. Takeya
Title:	Chief Executive Officer

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